MARKETSHARE RECOVERY AND BIOMETRX TECHNOLOGIES, INC.
SIGN DEFINITIVE MERGER AGREEMENT.

Melville, N.Y., May 2, 2005 - MarketShare Recovery, Inc., (OTC BB:MKSH.OB) and bioMETRX Technologies, Inc. ("bioMETRX") of Jericho, New York, have signed a definitive agreement to combine in a merger transaction. Organized in 2001, bioMETRX is currently privately held biometrics-based development company of consumer home security products. Following completion of the merger, expected to close in the second quarter of 2005, and subject to compliance with applicable SEC rules, MarketShare plans to change its name to bioMETRX, Inc. and will be headquartered in Jericho, NY. When the corporate name change occurs, the company will ask the OTCBB to change its trading symbol. Pending such change, MarketShare will continue to trade under the symbol "MKSH."

The MarketShare/bioMETRX agreement, which was unanimously approved by both companies' Boards of Directors, is subject to the approval of bioMETRX' shareholders and other closing conditions. Pursuant to the terms of the agreement, a subsidiary of MarketShare will be merged with bioMETRX in a stock-for-stock transaction in which MarketShare will issue shares of MarketShare common stock to holders of bioMETRX shares, based on an exchange ratio that will result, upon completion of the proposed transaction, in bioMETRX shareholders owning approximately 90% on a fully diluted basis. Current MarketShare shareholders will own approximately 10%, of the merged company's fully diluted common stock. All outstanding options to purchase bioMETRX common stock will be replaced with options to purchase MarketShare common stock.

About bioMETRX Technologies, Inc.

Founded in 2001, bioMETRX Technologies, Inc. is focused on developing a line of home security products under the trade name smartTOUCH(TM) which includes biometrically enabled thermostats, garage/gate openers, central station keypads and residential door locks.

Safe Harbor Statement

Forward-looking statements in this release with respect to MarketShare's and bioMERTX' business, financial condition and results of operations, as well as matters of timing and the prospective terms of the transaction described are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond MarketShare's or bioMETRX' control with respect to market acceptance of their technology and/or products, whether financing will be available, the effect of the application of acquisition accounting policies as well as certain other risk factors which are and may be detailed from time to time in MarketShare's filings with the Securities and Exchange Commission.

CONTACT:   MarketShare Recovery, Inc.

           Raymond Barton - (631) 385-0007

           bioMETRX Technologies, Inc.

           Mark R. Basile - (516) 750-9733